Exhibit 2

Execution Version

OFFER LETTER

From: Fabos Holdings, L.P. (or such other name as may be determined), a limited partnership duly formed under Israeli law (under registration), acting by the General Partner (as defined herein) (the "Offeror")

To: Adv. Ehud Sol in his capacity as permanent receiver over the Purchased Shares (as defined herein)

(the "Receiver")

Date: 24 November 2021

The Offeror hereby irrevocably offers to purchase the Purchased Shares, in accordance with Section 34A of the Israeli Sale Law, 1968, on an "as-is" basis, in consideration for US$ 300,000,000 (three hundred million United States Dollars) (the "Purchase Price"), as may be increased pursuant to Section 8.7 below, upon the terms and conditions of this offer letter (the "Offer" and "Offer Letter", respectively):

1.
DEFINITIONS

All capitalized terms shall have the meanings assigned to them in Schedule 1 to this Offer Letter (in addition to the definitions included in the body of this Offer Letter). The schedules hereto form an integral part of this Offer Letter.

2.
CONDITIONS TO THE OFFER

The Offer and the obligation to consummate the Transaction pursuant to this Offer Letter is subject to the satisfaction, on or prior to the dates set forth in the following subsections, of each of the following conditions:

2.1	delivery by the Receiver to the Offeror, within two Business Days of the date of this Offer Letter, of:

2.1.1
a written notice, in the form attached as Schedule 2.1.1, confmning that: (i) the Receiver supports the Offer and will file with the Tel-Aviv District Court (under case number PRK 24877-11-19) (the "Court"), within four Business Days of the date of such notice, an application to approve the execution and performance of this Offer Letter by the Receiver (the "Receiver's Application"); (ii) unless the Court instructs the Receiver otherwise (it being understood that the Receiver will advise the Court that Advent (as defined below), as the sole secured creditor over the Purchased Shares, supports the Transaction and that in light thereof the Receiver requests that the Court instruct the Receiver not to accept other proposals to acquire the Purchased Shares), the Receiver will cease any discussions or negotiations with any third party regarding the sale of the Purchased Shares and will not, and will not authorize or allow his representatives, to, directly or indirectly, solicit, initiate, encourage, respond favorably to, accept, permit or condone inquiries or proposals from, or provide any information to, any potential third party buyer of the Purchased Shares or to support any competing offer to the Offer, in each case from the date of such notice and until the earlier of: (1) the date the Court Approval is obtained; and (2) the date the Offer and/or the Offer Letter expires or is terminated; and (iii) the Receiver has not employed or made any agreement with any broker, finder or similar agent or any Person, which will result in the obligation of the Offeror to pay any finder's fee, brokerage fees or commission or similar payment in connection with the Transaction; and

2.1.2
a support letter from Advent Investments Pte Limited ("Advent"), in the form attached as Schedule 2.1.2, in its capacity as holder ofthose certain NIS 1,166,100,000 Fixed Rate Secured Notes of SBIT, addressed to the Receiver, pursuant to which: (i) it supports the Offer and the sale of the Purchased Shares to the Offeror for the Purchase Price in accordance with the terms and conditions of this Offer Letter and requests that the Receiver will apply to the Court to obtain the Court Approval; and (ii) it confmns that it will not provide its support to any competing offer to the Offer, in each case, effective from the date of such letter and until the earlier of: (1) the date the Court Approval is obtained; and (2) the date the Offer and/or the Offer Letter expires or is terminated;

2.2
approval of the Court shall have been obtained, within 21 days of the date of the filing of the Receiver's Application with the Court, for the execution and performance of this Offer Letter by the Receiver and the sale of the Purchased Shares to the Offeror in accordance with Section 34A of the Israeli Sale Law, 1968 in consideration for the Purchase Price upon the terms and conditions of this Offer Letter (the "Court Approval");

2.3	the Regulatory Approvals shall have been obtained by the Outside Date;

2.4
the Commissioner of Capital Markets, Insurance and Savings shall not have issued, within 45 days of the date of this Offer Letter, a written statement the effect of which is to prohibit the consummation of the Transaction; and

2.5
no injunction order shall have been made by a court of competent jurisdiction prohibiting the consummation of the Transaction which shall have not been removed or dismissed by the date on which the Closing should have taken place in accordance with the terms ofthis Offer Letter, it being agreed that in such circumstances the Parties shall use commercially reasonable efforts to remove any such injunction prior to such date.

3.	REPRESENTATIONS AND WARRANTIES OF THE OFFEROR The Offeror hereby represents and warrants to the Receiver as of the date hereof and as of the Closing Date as follows:

3.1
The Offeror is a duly formed and validly existing Israeli limited partnership (under registration), whose general partner is the General Partner and whose limited partners consist of the Persons described in Schedule 3.1, which accurately reflects such limited partners' respective interests in the Offeror (without derogating from Sections 9.3.2 and 9.3.3 below).

3.2
Pursuant to the partnership agreement of the Offeror (the "Partnership Agreement"), the General Partner and each limited partner of the Offeror: (i) confirmed that it has read this Offer Letter; (ii) confirmed that each of the representations and warranties in Sections 3.3, 3.6, 3.7, 3.10, 3.11 and 3.12 herein shall apply to it and its Affiliates (and if they are not referenced therein, as if they are referenced in such Sections instead of the Offeror) and are true and correct in all respects in respect to it and its Affiliates as of the dates the representations and warranties are required to be provided herein by the Offeror; (iii) undertakes to act in accordance with the undertakings of this Offer Letter (including, without limitation, in respect of the limitations of liability in Section 7 hereof), insofar as they are applicable to it and its Affiliates; and (iv) acknowledged that the Receiver and the Offeror are relying on its confmnations and undertakings above in entering into the Offer Letter and consummating the Transaction.

3.3
The Offeror is offering to acquire the Purchased Shares on an "as-is" basis, namely on the basis of the condition of the Purchased Shares and the Group on the Closing Date, without any representations or warranties from the Receiver, SBIT, the Group or any Person on their behalf, and whether or not any fact, act or circumstance of any nature whatsoever relating to the Purchased Shares or the Group is known, disclosed or discussed and regardless of any investigation, inquiry or disclosure that was or could have been made and whether or not any fact or circumstance is different than expected by the Offeror Group. The Offeror, on its behalf and on behalf of the Offeror Group, expressly agrees that neither the Receiver, SBIT, the Group nor any other Person on their behalf, has made or makes any express or implied representation or warranty, either written or oral, including in relation to publicly available information regarding the Purchased Shares or the Group, management presentations or any other information delivered or received by the Offeror Group regarding the Group or the Purchased Shares, and that the Receiver and SBIT shall have no responsibility for any of the public reports of Partner, management presentations or any such other information delivered or received by the Offeror Group in connection with the Transaction, including as to their accuracy and completeness.

3.4
The execution and delivery by the Offeror of this Offer Letter and the consummation of the Transaction has been duly and validly authorized by all necessary corporate action on the part of the Offeror and the General Partner.

3.5
This Offer Letter has been duly and validly executed and delivered by the Offeror and constitutes a valid and legally binding obligation of the Offeror, enforceable against it in accordance with its terms.

3.6
The execution and delivery of this Offer Letter by the Offeror, the performance by the Offeror of its obligations hereunder and the consummation by the Offeror of the Transaction do not conflict and will not result in a breach or violation of, or a default under, or give rise to any other right, which in each case may adversely affect the consummation of the Transaction under: (i) the organisational documents of any member of the Offeror Group; (ii) any contract to which any member of the Offeror Group is a party; or (iii) assuming that the Regulatory Approvals have been obtained, any legal requirement to which any member of the Offeror Group is subject.

3.7
Other than the conditions specifically provided for in Sections 2.2 and 2.3 of this Offer Letter, to the Offeror's best knowledge: (i) there are no other consents, approvals, authorizations, permits, licenses, filings and notifications which are required to be obtained or made as of or prior to the Closing from any Governmental Body or any other Person for the consummation of the Transaction; and (ii) the Commissioner of Capital Markets, Insurance and Savings has no reason to issue a written statement the effect of which is to prohibit the consummation of the Transaction.

3.8	The Offeror has sufficient funds to pay in cash the full Closing Date Consideration in accordance with Section 5.2.1 below.

3.9	The Offeror is acquiring the Purchased Shares solely for its own account and not as a nominee, agent or trustee of any other Person (without derogating from Section 9.3.2 below).

3.10
The Offeror has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of the prospective investment in the Purchased Shares, including the financial strength and ability to withstand any loss that may be suffered as a result thereof or in connection therewith, and has made its own investment decision regarding the Purchased Shares based on its own knowledge (and information it may have or which is publicly available) with respect to the Purchased Shares, the Group and SBIT.

3.11
The Offeror has voluntarily decided to extend the Offer pursuant to this Offer Letter, to purchase the Purchased Shares and to consummate the Transaction. The Offeror has had adequate opportunity to consult with its financial, tax, accounting, regulatory and legal advisors regarding the terms, conditions, rights and obligations set forth in this Offer Letter and has conducted its evaluation and review of the Group and the Purchased Shares based on publicly available information.

3.12
The Offeror has not employed or made any agreement with any broker, finder or similar agent or any Person, which will result in the obligation of the Receiver or SBIT to pay any finder's fee, brokerage fees or commission or similar payment in connection with the Transaction.

3.13	The Offeror provides no representations other than what is expressly stated above in this Section 3

4.	REGULATORY APPROV ALS

4.1
The Offeror is familiar with the Licenses (to the extent such are in the public domain), the Israeli Telecommunications Law, 1982, the Israeli Economic Competition Law, 1988 and all rules and regulations promulgated thereunder relating to the Regulatory Approvals and has reviewed all requirements thereunder. The Offeror has consulted with its external legal counsel, and based on the Licenses, the Israeli Telecommunications Law, 1982, the Israeli Economic Competition Law, 1988 and all rules and regulations promulgated thereunder relating to the Regulatory Approvals, to the knowledge of the Offeror there is no reason that the Regulatory Approvals will not be obtained by the Offeror prior to the Outside Date.

4.2	The Offeror shall be responsible, subject to applicable law, at its sole cost, for obtaining the Regulatory Approvals by the Outside Date. In furtherance thereof and subject to applicable law:

4.2.1
the filing (at the Offeror's sole cost) of the applications for the grant of the Regulatory Approvals shall be made as soon as practicable after the Acceptance Date, but in no event later than 14 Business Days following the Acceptance Date, and include all the information and documentation that to the best knowledge of the Offeror are required to be provided as part of such applications by the Offeror Group or Partner, as the case may be, to be submitted in order to establish eligibility for the Regulatory Approvals;

4.2.2
the Offeror (at its sole cost) shall promptly provide all information and documentation in relation to the Offeror Group as requested by the MoC, ICA or any other applicable Governmental Body in connection with the Regulatory Approvals; and

4.2.3
the Offeror Group (at its sole cost) shall accept any conditions or requirements imposed on the Offeror Group in connection with the Regulatory Approvals except to the extent such conditions or requirements constitute a Burdensome Condition.

4.3
The Offeror shall promptly notify the Receiver of the grant of each Regulatory Approval (whether on a conditional basis or otherwise) and provide the Receiver with copies of each such Regulatory Approval.

4.4
At the Offeror's written request, the Receiver shall request Partner to provide information relating to the Group and/or to make any filing, in each case which is reasonably necessary for the filings of the Regulatory Approvals, provided that the Receiver shall not be responsible or liable for any refusal by Partner to cooperate with the Receiver or the Offeror or to provide any or all information and/or to make any filings, or for any delays by Partner, or liability arising from missing, delayed, incomplete or inaccurate information or filings by Partner or any other Person. For the avoidance of doubt, the Receiver shall not be responsible for obtaining the Regulatory Approvals and this shall be the sole responsibility of the Offeror.

4.5
Without derogating from the other provisions of this Section 4, provided the Offeror Group shall have fully and timely complied with the provisions of Sections 4.2.1 through (and including) 4.2.3, the Offeror shall be deemed to have complied with its obligations relating to obtaining the Regulatory Approvals.

5.	CLOSING

5.1
Closing Date

The closing of the Transaction (the "Closing") shall take place at the offices of Phoenix Holdings Ltd. at 10:00 a.m. on the fifth Business Day after the date that all ofthe conditions set forth in Sections 2.1 through (and inclusive) 2.3 above shall have been satisfied or at such other time and place as the Receiver and the Offeror may jointly designate in writing, being a date on or prior to the Outside Date. The date on which the Closing actually takes place is referred to in this Offer Letter as the "Closing Date".

5.2
Actions at Closing

At or before Closing, the following actions and occurrences will take place, all of which shall be deemed to have occurred simultaneously and no action shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered, until all actions are completed and all documents and certificates delivered (unless waived in writing by the relevant Party for whose benefit such action should have been completed or such document or certificate should have been delivered):

5.2.1	Payment ofthe Purchase Price

(a)
The Offeror shall pay to the Receiver's bank account in Israel (or Paying Agent's bank account in Israel, if applicable), as designated by the Receiver (or Paying Agent, if applicable) at least two Business Days prior to the Closing Date (the "Purchase Price Bank Account"), the Closing Date Consideration, subject to the deduction or withholding of Israeli Taxes in accordance with Section 5.3 below. Payment of the Closing Date Consideration shall be made in United States Dollars by wire transfer in immediately available funds to the Purchase Price Bank Account.

(b)	The Offeror shall deliver to the Receiver a written SWIFT confirmation of the transfer of the Closing Date Consideration to the Purchase Price Bank Account with a delivery date ofthe Closing Date.

(c)	The Receiver's (or if applicable, Paying Agent's) account bank shall confirm the deposit in the Purchase Price Bank Account of the Closing Date Consideration in immediately available funds.

5.2.2	Receiver Deliverables The Receiver shall deliver to the Offeror the following documents, each of which shall be in full force and effect:

(a)	the original share certificates representing all of the Certificated Purchased Shares;

(b)	a share transfer deed ("Share Transfer Deed") executed by the Receiver as transferor of the Certificated Purchased Shares; and

(c)
a written confirmation from Bank Hapoalim B.M. of its execution of a transfer of the Electronic Purchased Shares into a securities account in the name of Offeror (details of which shall be provided by the Offeror to the Receiver no later than two Business Days prior to the Closing).

5.2.3	Offeror Deliverables The Offeror shall deliver to the Receiver the following documents, each of which shall be in full force and effect:

(a)	the Share Transfer Deed executed by the Offeror as transferee; and

(b)	to the extent required by the MoC, a letter of undertaking in relation to the Relationship Agreement in the form attached as Schedule 5.2.3, executed by the Offeror.

5.2.4	Partner Deliverables Partner shall deliver a copy of Partner's shareholders registry listing the Offeror as a shareholder in Partner owning the Certificated Purchased Shares.

5.3	Tax Withholding

5.3.1
The Offeror shall be entitled to deduct and withhold from the Closing Date Consideration such amounts as Offeror is required to deduct or withhold therefrom under the Ordinance ("Israeli Taxes"). Any such amounts that are so withheld (i) shall be treated for all purposes of this Offer Letter as having been paid to the Receiver; and (ii) shall be timely remitted by the Offeror to the ITA.

5.3.2	Notwithstanding Section 5.3.1 above:

(i)
the Offeror agrees to apply a reduced or zero rate of withholding to the Closing Date Consideration to the extent that the Receiver has provided the Offeror, not later than two Business Days prior to the Closing Date, with a valid reduction or exemption certificate or ruling issued by the ITA with respect to the Transaction, which is in customary form reasonably satisfactory to the Offeror (a "Valid Certificate"); and

(ii)
to the extent the Receiver has not provided the Offeror with a Valid Certificate two Business Days prior to the Closing Date, the Offeror shall transfer the full Closing Date Consideration (without any deduction or withholding) pursuant to Section 5.2.1 above to a Person nominated by the Receiver as paying agent (the "Paying Agent") to be held in trust by the Paying Agent, provided that the Paying Agent has provided the Offeror, on or prior to such date, with a paying agent undertaking as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be Transfeחed to the Seller at Future Dates). 1n such circumstances, the Paying Agent shall hold the Closing Date Consideration in trust for a period ofup to 180 days from the Closing Date (the "Withholding Drop Date") during which time unless requested otherwise by the ITA in writing, no payment shall be released by the Paying Agent and no amounts shall be deducted or withheld on account of Israeli Taxes, and during which time the Receiver may obtain a Valid Certificate. If the Receiver does not provide the Offeror and the Paying Agent with a Valid Certificate at least two Business Days prior to the Withholding Drop Date, then the Paying Agent shall deduct and withhold from the Closing Date Consideration the amount of Israeli Taxes as is required to be deducted and withheld under the Ordinance and the balance of the payment that is not so deducted and withheld shall be released and paid by the Paying Agent to the Receiver. For the avoidance of doubt, payment of the Closing Date Consideration by the Offeror to the Paying Agent shall discharge any and all obligations of the Offeror to pay the Closing Date Consideration to the Receiver.

6.	TERMINATION

6.1	Termination

6.1.1
The Offer shall terminate automatically without any further action or notice required by the Parties if the conditions in Section 2.1 or Section 2.2 above shall not have been satisfied in accordance with the terms of such sections.

6.1.2
The obligation of the Parties to consummate the Transaction shall terminate automatically without any further action or notice required by the Parties if the condition in Section 2.3 above shall not have been satisfied in accordance with the terms of such section.

6.1.3
The obligation of the Parties to consummate the Transaction shall terminate automatically without any further action or notice required by the Parties if the Commissioner of Capital Markets, Insurance and Savings shall have issued, within 45 days of the date of this Offer Letter, a written statement the effect of which is to prohibit the consummation of the Transaction. The Offeror shall promptly notify the Receiver in writing upon first becoming aware of the issuance of such written statement.

6.1.4
The obligation of either Party to consummate the Transaction may be terminated: (i) by the Receiver, ifthe Offeror Group shall have failed to perform any of its covenants or agreements set forth in this Offer Letter or any confirmation provided pursuant this Offer Letter, and such breach is not capable of being cured or, if capable of being cured, shall not have been cured within 10 days following receipt by the Offeror of written notice of such breach from the Receiver, or if any representation or waחanty of the Offeror Group in this Offer Letter or any confirmation provided pursuant this Offer Letter shall have become untrue in any respect (if such inaccuracy causes damages or the truth of such representation or waחanty is necessary for the Transaction to be consummated in accordance with this Offer Letter); and (ii) by the Offeror, if the Receiver shall have failed to perform any of its covenants or agreements set forth in this Offer Letter or any confmnation provided pursuant this Offer Letter, and such breach is not capable ofbeing cured or, if capable ofbeing cured, shall not have been cured within 10 days following receipt by the Receiver of written notice of such breach from the Offeror. Termination pursuant to this Section 6.1.4 shall become effective at the time of delivery of written notice of termination by the terminating Party to the other Party.

6.1.5
The obligation of the Parties to consummate the Transaction shall terminate automatically without any further action or notice required by the Parties if an injunction order shall have been made by a court of competent jurisdiction prohibiting the consummation ofthe Transaction which shall have not been removed or dismissed by the date the Closing should have taken place in accordance with the terms of this Offer Letter.

6.2
Effect ofTermination

Upon termination pursuant to Section 6.1: (i) the obligation of the Parties to consummate the Transaction shall automatically terminate; (ii) the Receiver and SBIT shall have no liability of any kind (including under this Offer Letter and under any confmnation provided pursuant to this Offer Letter) except as set out in Section 7.2 below; (iii) the Offeror shall remain liable for any breach by the Offeror Group of any provision of this Offer Letter prior to its termination pursuant to Section 6.1; (iv) this Section 6, Section 7, Section 8.l(ii) and Section 9 will remain in full force and effect and shall survive any such termination; and (v) the guarantee provided by the Phoenix group in this Offer Letter below will remain in full force and effect and shall survive any such termination in accordance with the terms and conditions of such guarantee.

7.	RECEIVER'S LIMITATION OF LIABILITY

7.1
The Offeror agrees that the Transaction will be carried out by the Receiver acting solely in his capacity as a court appointed receiver (and not in any way personally) and that the Receiver and his representatives shall not have any responsibility or liability, personally or otherwise, for the Transaction, the Offer and this Offer Letter and for their performance, except as set forth in Section 7.2.

7.2
The Offeror, on its own behalf and on behalf of the Offeror Group, hereby unconditionally and irrevocably waives and releases any actions, claims or demands the Offeror Group have or may have against the Receiver and his representatives with respect to the Transaction, the Offer and this Offer Letter, including in relation to the condition of the Group, the Purchased Shares and SBIT, and fully and finally releases, on behalf of the Offeror Group, the Receiver and his representatives from any and all actions, claims or demands with respect thereto and further confmns that the Offeror Group do not have nor shall they have any right or claim against the Receiver or any of his representatives personally or against any of their respective properties or assets, except in respect of actions of the Receiver in connection with the Transaction which the Court has determined, in a final non-appealable judgment, were made with wilful misconduct or by fraud.

8.	ADDITIONAL COVENANTS

8.1	If Partner shall make a rights issuance to all of its shareholders offering them the opportunity on a basis pro rata to the interest owned by them to buy Ordinary Shares, then:

(i)
if such issuance is made between the date of this Offer Letter (inclusive of such date) and the Closing Date (exclusive of such date) and the Receiver shall decide, in his sole and absolute discretion, to participate in such rights issuance on a basis pro rata to the interest represented by the Purchased Shares, the Ordinary Shares purchased by the Receiver shall be included in the Purchased Shares and the Purchase Price shall be increased to include the full amount paid by the Receiver for such Ordinary Shares; and

(ii)
if such issuance is made between the Acceptance Date (inclusive of such date) and the Closing Date (exclusive of such date) and the Receiver shall decide, in his sole and absolute discretion, not to participate at all or to his full pro rata right in the rights issuance, then, the Offeror shall have the option to extend a loan to the Receiver ("Offeror Loan"), on a non-recourse basis, in an amount sufficient to enable the Receiver to participate in the rights issuance on a pro rata basis in full, with the Ordinary Shares so acquired by the Receiver ("Rights lssue Shares") serving as the sole security and recourse for the Offeror Loan and all amounts accrued thereon or connected therewith. The Offeror Loan shall not bear any interest unless otherwise required by applicable law, in which case interest shall accrue on the principal amount of the Offeror Loan at the minimum rate required by applicable law. Subject to and upon Closing, the Receiver shall transfer the Rights Issue Shares to the Offeror in exchange for the full and final settlement of all amounts owing in respect of the Offeror Loan, including any accrued interest, and following such transfer no other amounts shall be owing by the Receiver in respect of the Offeror Loan. Should this Offer Letter be terminated in accordance with its terms, then the Receiver shall as soon as reasonably practicable after such termination, transfer the Rights Issue Shares to the Offeror in exchange for the full and final settlement of all amounts owing in respect of the Offeror Loan, including any accrued interest, and following such transfer no other amounts shall be owing by the Receiver in respect of the Offeror Loan. Other than the Offeror's recourse to the Rights Issue Shares, the Receiver shall have no liability to the Offeror Group or any other Person in respect of the Rights Issue Shares and/or the Offeror Loan, including as to any interest, Taxes, costs and expenses. The Offeror undertakes to indemnify and hold the Receiver harmless against and in respect of any and all liability for any and all Taxes payable or incurred by the Receiver in connection with the transactions described in this Section 8.1(ii) including the acquisition of the Rights Issue Shares, interest accruing on account ofthe Offeror Loan and the transfer of the Rights Issue Shares in exchange for the settlement of the Offeror Loan. The Receiver shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to the Offeror pursuant to this Section 8.1(ii) such amounts as the Receiver is required to deduct or withhold therefrom under the Ordinance unless the Offeror provides the Receiver with a valid reduction or exemption certificate or ruling issued by the ITA which is in customary fonn reasonably satisfactory to the Receiver providing for an exemption from withholding or reduced rate of withholding, in which case the Receiver shall follow the instructions of such certificate or ruling, provided, however, that if the Receiver is required to make any deduction or withholding, the obligations of the Receiver pursuant to this Section 8.1(ii) shall be subject to the payment by the Offeror to the Receiver of the cash amount required to be paid by the Receiver on account of such Taxes, and to the extent the Offeror shall not pay the Receiver such cash amount within 14 days of the Receiver's first written demand, the Receiver shall be entitled to sell such portion of the Rights Issue Shares sufficient to enable the Receiver to pay all such Taxes and cover all ofhis costs and expenses associated with such sale, and the provisions of this Section 8.1(ii) shall apply solely to the remaining Rights Issue Shares, and such sale shall not create any further liability to the Receiver. For the avoidance of doubt, the provisions of this Section 8.1(ii) shall not affect the Closing Date Consideration.

8.2
Following the Notice Trigger Event (as defined below) and prior to the Closing Date, within one Business Day after the receipt by the Receiver from the Offeror of a list of names of candidates (the "Candidate Directors") to serve as directors at the board of directors of Partner (the "Board"), together with all information and documents required for such appointment under applicable law and Partner's organisational documents and a request to send a notice, the Receiver shall send a notice to the Board in the form attached as Schedule 8.2, provided that: (i) the obligation of the Offeror to consummate the Transaction on the date and time pursuant to Section 5.1 above shall not be subject to the satisfaction of the requests included in such notice; and (ii) neither the Receiver nor SBIT shall be responsible or liable for the refusal or delay by the Board to take any action requested in such notice. For purposes of this Section 8.2, "Notice Trigger Event" shall mean: (a) the satisfaction of all of the conditions set forth in Sections 2 above; or (b) the satisfaction of all of the conditions set forth in Sections 2 above except for the MoC Approval, provided that the Receiver shall be convinced, to his satisfaction, that the MoC Approval will be granted shortly and the MoC has confirmed to the Receiver in writing that it consents to the Receiver sending at such time a request to Partner to appoint the Candidate Directors subject to the Closing.

8.3
If prior to the Closing Date Partner shall announce that a resolution of its Board has passed and, in the reasonable opinion of the Offeror, such resolution will prohibit the consummation of the Transaction or will have a material adverse impact on Partner, and Partner's shareholders' meeting has authority to discuss and reverse such resolution, then at the written request of the Offeror, the Receiver shall send a notice to the Board requesting the convening of a shareholders' meeting and include on its agenda such matter, provided that: (i) the obligation of the Offeror to consummate the Transaction on the date and time pursuant to Section 5.1 above shall not be subject to the satisfaction of the requests included in such notice; (ii) neither the Receiver nor SBIT shall be responsible or liable for the refusal or delay by the Board to take any action requested in such notice; and (iii) the Receiver and SBIT shall not be under any obligation to participate or vote at such shareholders' meeting and the provisions of Section 9.1 below shall apply to such meeting.

8.4
From the Acceptance Date and until the Closing Date, if Partner shall issue, or provide notification of its intention to issue, additional Ordinary Shares in such amount resulting in the Purchased Shares constituting less than 25% of the voting rights of Partner, then the Offeror shall procure that the Receiver will receive a power of attomey to vote by virtue of certain additional Ordinary Shares, such that together with the Purchased Shares the Receiver shall be deemed holder of voting rights constituting at least 25% of the voting rights in Partner, with such power of attomey terminating on the earlier of: (i) the completion of the Closing on the Closing Date; and (ii) the date on which this Offer Letter expires or is terminated pursuant to its terms, provided that the Receiver shall not be under any obligation to participate or vote at shareholders' meeting by virtue of such power of attomey and the provisions of Section 9.1 below shall apply to such additional Ordinary Shares mutatis mutandis, without any liability to the Receiver.

8.5	The Offeror shall not permit any amendment of the provisions of the Partnership Agreement that is inconsistent with the applicable provisions of Section 3 hereof.

8.6
Without derogating from the validity, binding effect and enforceability of this Offer Letter, the Offeror (i) hereby undertakes that it will file an application for its registration with the Israeli Registrar of Partnerships within seven days of the date of this Offer Letter, (ii) shall use commercially reasonable efforts to complete its registration with the Israeli Registrar of Partnerships within 30 days of the date of this Offer Letter and shall promptly thereafter provide the Receiver with a copy of its certificate of registration and (iii) upon completion of registration of the Offeror with the Israeli Registrar of Partnerships, shall ratify the terms of this Offer Letter and shall promptly thereafter provide the Receiver with a copy of such ratification.

8.7
Additional Consideration: If during the Special Adjustment Period the Offeror shall make an offer to acquire Ordinary Shares of Partner by way of a Tender Offer at a price per Ordinary Share that is higher than NIS 19.06 (the "Base PPS", and such price under the Tender Offer, the "TO PPS"), then the Offeror shall, within 30 days of the closing of the acquisition of Ordinary Shares under the Tender Offer, pay to the Receiver an amount equal to the difference between the TO PPS and the Base PPS multiplied by the number of Purchased Shares, as additional consideration for the Purchased Shares, in each case subject to any adjustments required as a result of share splits, share consolidations and similar adjustments ("Additional Consideration"). The provisions of Sections 5.2.1 and 5.3 above shall apply, mutatis mutandis, to the payment of Additional Consideration pursuant to this Section 8.7 (except that payment ofthe Additional Consideration shall be made in New Israeli Shekels).

9.	MISCELLANEOUS

9.1
Pre-Closing Voting

Nothing in the Offer or this Offer Letter shall restrict SBIT or the Receiver from using all voting powers and/or executing proxies or written consents by virtue of the Purchased Shares in connection with any shareholder meeting or shareholder resolution of Partner until the Closing Date, in each case as determined by the Receiver in his sole and absolute discretion.

9.2
Communications

All notices or other communications hereunder shall be in writing and shall be given in person, by registered mail, by a reputable courier service which obtains a receipt to evidence delivery or by email with a copy by registered mail, addressed as set forth below:

If to the Receiver:

Adv. Ehud Sol in his capacity as receiver
Address: c/o Herzog, Fox & Neeman
6 Yitzhak Sadeh Street, Tel-Aviv, Israel 6777504
Attention: Adv. Ehud Sol in his capacity as receiver
E-mail: udi@uandi.co.il

With a copy (which shall not constitute a notice) to:
Herzog, Fox & Neeman
Address: 6 Yitzhak Sadeh Street, Tel-Aviv, Israel 6777504
Attention: Adv. Roy Nachimzon or Adv. Seffy Zinger
E-mail: nachimzonr@herzoglaw.co.il or zingers(a),herzoglaw.co.il

If to Offeror:

Fabos Holdings, L.P. (or such other name as may be determined) Address: Ariel Sharon 8, Or Yehuda, Israel
Attention: Mr. Shlomo Rodav
E-mail: shlomor@jafora-tabori.co.il

With a copy (which shall not constitute a notice) to:
Fischer (FBC & Co.)
Address: 146 Menachem Begin Rd., Tel Aviv Israel 6492103
Attention: Adv. Avraham Well
E-mail: awell@fbclawyers.com

or such other address within the State of Israel as the Receiver may designate to the Offeror or the Offeror may designate to the Receiver in accordance with the aforesaid procedure. All communications delivered (i) in person or by courier service shall be deemed to have been given upon receipt of proof of delivery on a Business Day before 5:00 p.m., otherwise upon the following Business Day after receipt of proof of delivery; (ii) those given by email shall be if sent on a Business Day before 5:00 p.m., when transmitted (so long as the sender does not receive a retum email indicating that the email was undeliverable) or, if sent by e-mail on a day other than a Business Day or after 5:00 p.m., on the following Business Day; and (iii) all notices and other communications sent by registered mail shall be deemed given five days after posting.

9.3	Successors and Assigns

9.3.1	The Offeror may not assign or transfer any of its rights or obligations under or pursuant to this Offer Letter without the prior written consent of the Receiver.

9.3.2
The Offeror may not join any additional limited partner to the Offeror without the prior written consent of the Receiver, except that from the date of this Offer Letter (inclusive of such date) and until the Submission Date (exclusive of such date), the Offeror may join additional Institutional Investors as limited partners to the Offeror, provided that the Offeror: (i) shall provide the Receiver with prior written notice of suchjoinder and an updated Schedule 3.1; (ii) shall provide to the Receiver a confmnation that each new limited partner that has joined the Partnership Agreement: (a) has confirmed that it has read this Offer Letter, (b) has confmned that each of the representations and waחanties in Sections 3.3, 3.6, 3.7, 3.10, 3.11 and 3.12 ofthe Offer Letter shall apply to it and its Affiliates (and if they are not referenced therein, as if they are referenced in such Sections instead ofthe Offeror) and are true and coחect in all respects in respect to it and its Affiliates as of the date of the joinder and at such other future dates the representations and waחanties are required to be provided in the Offer Letter by the Offeror (c) undertakes to act in accordance with the undertakings of the Offer Letter (including, without limitation, in respect of the limitations of liability in Section 7 of this Offer Letter), insofar as they are applicable to it and its Affiliates and (d) acknowledged that the Receiver and the Offeror are relying on its confirmations and undertakings above in entering into the Offer Letter and consummating the Transaction; and (iii) shall deliver to the Receiver, as a condition to such joinder, a written confirmation that all of the Offeror's representations and waחanties included in this Offer Letter will be true and coחect in all respects after giving effect to the joinder, and that, after consulting with its legal counsel, such joinder shall not adversely affect the ability of the Offeror to obtain the Regulatory Approvals or meet any of the conditions included herein, in each case by the Outside Date.

9.3.3
From the date of this Offer Letter (inclusive of such date) and until the Closing Date (inclusive of such date), the Offeror Group may not change the identity of the General Partner or permit any change to the direct or indirect shareholders of the General Partner, in each case without the prior written consent of the Receiver.

9.3.4	The Offer and this Offer Letter shall be binding upon and inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

9.4	Expenses, Taxes, No Set-off

9.4.1	Except as otherwise expressly provided in this Offer Letter, all expenses incuחed in connection with the Offer and this Offer Letter shall be paid by the Party incurring such expenses.

9.4.2	Except as otherwise expressly provided in this Offer Letter, each Party shall bear the payment of any Taxes to which it is subject as a result of this Offer Letter and consummation of the Transaction.

9.4.3	Except as expressly set forth in Section 5.3 above, the Offeror shall not have any right to deduct, withhold or set-off any amounts due to the Receiver under this Offer Letter.

9.4.4	The Receiver's fees for his services as receiver over the Purchased Shares shall not be payable by the Offeror, unless the Court instructs otherwise.

9.5	Offer Iחevocable; Amendment

9.5.1
The Offer pursuant to this Offer Letter and its acceptance by the Receiver (once given) are iחevocable and may not be terminated, dismissed or otherwise discharged except upon and subject to the terms and conditions of Section 6 above.

9.5.2	This Offer Letter may be amended or modified only by a written document signed by both the Receiver and the Offeror.

9.6	Goveming Law and Jurisdiction

9.6.1	This Offer Letter shall be govemed by and construed exclusively in accordance with the laws of the State of Israel without regard to its conflict of law rules.

9.6.2
Each of the Parties hereto hereby iחevocably and unconditionally submits, for itself and its property, to the sole and exclusive jurisdiction of the Tel-Aviv District Court in front of which the receivership proceedings in connection with the Purchased Shares are being conducted (case number PRK 24877-11-19), and any appellate court thereof, in any suit, action or proceeding in any way arising out of or relating to the Offer, this Offer Letter or the Transaction.

9.7
No Third-Party Beneficiaries

Nothing in this Offer Letter shall create or confer upon any Person, other than the Parties, any rights, remedies, obligations or liabilities, with the exception of SBIT, the Receiver's representatives and the legal successors and permitted assigns of the Parties which shall be the beneficiaries of the rights granted for their benefit under this Offer Letter.

[Rest ofthis page intentionally left blank]

[Signture page to the Offer Letter]

IN WITNESS WHEREOF, this Offer Letter l1as been duly executed on the daזe hereinabove set forth.

Offeror

S. Rodav
Fabos Holdings, L.P. (or such other name as may be determined) (under registration), acting by the General Partner.

Attorney Confirmations

The undersigend, Avraham Well, Adv., legal adviser to Fabos Holdings, L.P. (or such other name as may be determined) (under registration), acting by General Partner (the "Offeror") hereby confirms that the Offeror has taken all necessary corporate action to sign this Offer Letter and that the signture of the General Partner on behalf of the Offeror is in accordance with and pursuant to a resolution of the Offeror which was duly adopted and accordance with the organisational documents of the Offeror, and such signtures are binding on the Offeror for all intents and purposes.

/s/ Avraham Well, Adv.	24.11.2021
Name & Signature	Date

The undesigned, Adv. Gil Rosenberg, legal adviser to Israel Lightrage and Supply Ltd. (company number 52-000562-0), whether alone or together with Zela Investments Ltd. (company number 51-475506-5), (the "General Partner") herby confirms that the signature of Shlomo Rodav Israeli I.D.number 030596860 on behalf of the General Partner is in accordance woth and pursuant to resolutions of the General Partner which were duly adopted and in accordance with the organisational documents of the General Partner, and such signatures are binding on the General Partner for all intents and purposes.

/s/ Gil Rosenberg, Adv.	24.11.2021
Name & Signature	Date

Phoenix Group Guarantee

(a)
For purposes hereof: (i) "Guarantor" shall mean each of Phoenix Insurance Company Ltd. registered under company number 52-002318-5 (41.6%) and Phoenix Pension and Provident Fund Ltd. registered under company number 51-302648-4 (58.4%), severally and not jointly, each of them liable for its respective percentage of the Guaranteed Obligations as noted next to its name; and (ii) unless otherwise defmed in this Guarantee, all capitalized terms shall have the meanings assigned to them in that certain Offer Letter dated as ofNovember [24], 2021 from Fabos Holdings, L.P. (or such other name as may be determined) to Adv. Ehud Sol in his capacity as permanent receiver over the Purchased Shares (as defined therein) (the "Offer Letter").

(b)
To induce the Receiver to accept the Offer and enter into the Offer Letter, each Guarantor hereby absolutely, irrevocably and unconditionally guarantees to the Receiver the full and punctual payment and performance of the Offeror's payment obligations under the Offer Letter, including the payment of the Closing Date Consideration, the Additional Consideration and any liabilities arising out of a breach of the Offer Letter or non-compliance therewith (collectively, the "Guaranteed Obligations"), and agrees with the Receiver that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal as a result of the lack of legal capacity of the Offeror or lack of authority of the party signing on behalf of the Offeror, it will, as an independent and primary obligation, indemnify the Receiver on demand against any cost, loss or liability it incurs as a result of Offeror not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under the Offer Letter on the date when it would have been due.

(c)
The guarantee set forth in sub-section (b) above (the "Guarantee") is an absolute, unconditional and continuing guarantee of the payment and performance by the Offeror of the Guaranteed Obligations and will extend to the ultimate balance of sums payable by the Offeror under the Offer Letter. Should Offeror default in the payment or performance of any of the Guaranteed Obligations, each Guarantor' s obligations hereunder shall become immediately due and payable and each Guarantor shall discharge them within seven days of demand. Claims hereunder may be made on one or more occasions. If any payment in respect of any Guaranteed Obligation is rescinded or must otherwise be retumed for any reason whatsoever, including in insolvency, liquidation or administration, then each Guarantor shall remain liable hereunder with respect to such Guaranteed Obligation as if such payment had not been made.

(d)
The obligations of each Guarantor will not be affected by an act, omission, matter or thing which, but for this Guarantee, would reduce, release or prejudice any of its obligations under this Guarantee (without limitation and whether or not known to the Receiver) including: (i) any time, waiver or consent granted to, or composition with, the Offeror or any other Person; (ii) the release of the Offeror or any other Person under the terms of any composition or arrangement with any creditor; (iii) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Offeror; (iv) any legal limitation, incapacity or lack of power, authority or legal personality of or dissolution or change in the members or partners (general or limited), percentage interests or status of the Offeror or any other Person; (v) any amendment, assignment, supplement, extension (including any extension of the Outside Date) or restatement (however fundamental and whether or not more onerous) or replacement of the Offer Letter, the Partnership Agreement or any other document; (vi) any unenforceability, illegality, invalidity or frustration of any obligation of the Offeror under the Offer Letter or any other document; (vi) the existence of any claim, set-off or other rights which any Guarantor may have at any time against the Offeror Group; and (vii) any insolvency, dissolution, stay of proceedings or similar proceedings under any applicable law. Without derogating from the above, each Guarantor hereby expressly irrevocably and unconditionally waives all rights and defences that may have been available to such Guarantor under Sections 4(b), 4(c), 5, 6, 7(b), 8, 9, 10, 11, 15, 16 and 17 of the Israeli Guarantee Law, 1967.

(e)
Each Guarantor waives any right it may have of first requiring the Receiver to proceed against or enforce any other rights or claim payment from the Offeror or any other Person before claiming from that Guarantor under this Guarantee.

(f)
This Guarantee may only be amended if signed in writing and delivered by each Guarantor and the Receiver. Each Guarantor hereby covenants and agrees that it shall not institute, and shall cause its respective Affiliates not to institute, any action asserting that the Guarantee is illegal, invalid or unenforceable in accordance with its terms.

(g)
Each Guarantor represents and warrants to the Receiver in respect of itself that (i) the execution and delivery by the Guarantor of the Guarantee has been duly and validly authorized by all necessary corporate action on the part of the Guarantor; and (ii) this Guarantee has been duly and validly executed and delivered by the Guarantor and constitutes a valid and legally binding obligation of the Guarantor, enforceable against it in accordance with its terms.

(h)	The Guarantor hereby waives any defenses, counterclaims or rights of setoff that it may have against the Receiver.

(i)
All notices or other communications to any Guarantor under this Guarantee shall be in writing and shall be given in person, by registered mail, by a reputable courier service which obtains a receipt to evidence delivery or by email with a copy by registered mail, addressed as set forth below:

Phoenix Insurance Company Ltd.
Phoenix Pension and Provident Fund Ltd.
Address: Derech Hashalom 53, Givatayim, Israel
Attention: Mr. Ofer Aviran
E-mail: ofera@fnx.co.il

or such other address within the State of Israel as each Guarantor may designate to the Receiver. All communications delivered (i) in person or by courier service shall be deemed to have been given upon receipt of proof of delivery on a Business Day before 5:00 p.m., otherwise upon the following Business Day after receipt of proof of delivery; (ii) those given by email shall be if sent on a Business Day before 5:00 p.m., when transmitted (so long as the sender does not receive a return email indicating that the email was undeliverable) or, if sent by e-mail on a day other than a Business Day or after 5:00 p.m., on the following Business Day; and (iii) all notices and other communications sent by registered mail shall be deemed given five days after posting.

(j)
No failure on the part ofthe Receiver to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Receiver of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder.

(k)
This Guarantee shall be governed by and construed exclusively in accordance with the laws of the State oflsrael without regard to its conflict of law rules. Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the sole and exclusive jurisdiction of the Tel-Aviv District Court in front ofwhich the receivership proceedings in connection with the Purchased Shares are being conducted (case number PRK 24877-11-19), and any appellate court thereof, in any suit, action or proceeding in any way arising out of or relating to this Guarantee.

(1)
This Guarantee shall survive termination of the Offer Letter in accordance with Section 6.2 of the Offer Letter and shall survive for a period of one year from the date of such termination, unless within such one year period the Receiver shall make a claim in respect of the Offer Letter, and in such case this Guarantee shall survive until such claim and all payments in connection therewith shall be fully and fmally settled.

[Signature page to the Offer Letter -Guarantee]

Phoenix Insurance Company Ltd. By: /s/ Eyal Ben Simon Name: Eyal Ben Simon Title: CEO	/s/ Benny Gabbay Benny Gabbay Chairmen	Phoenix Pension and Provident Fund Ltd. By: /s/ Eyal Ben Simon Name: Eyal Ben Simon Title: CEO	/s/ Benny Gabbay Benny Gabbay Chairmen

[Signature page to the Offer Letter -Acceptance]

Acceptance by the Receiver

Date:_______________

The Receiver solely is his capacity as pennanent receiver over the Purchased Shares and subject to the tenns and conditions of the Offer and this Offer Letter, agrees to sell the Purchased Shares to the Offeror in accordance with the tenns and conditions of this Offer Letter.

___________________________________________
       Adv. Ehud Sol in his capacity as permanent
              receiver over the Purchased Shares

Schedule 1
(Definitions)

Acceptance Date	shall mean the date of the Court Approval.

Additional Consideration	shall have the meaning assigned to such term in Section 8.7 hereof.

Affiliate
means a Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the Person specified, provided that for the purposes of this Offer Letter, the Group shall not be deemed an Affiliate of the Receiver.

Burdensome Condition
means any condition that is imposed by the providers of the Regulatory Approvals by virtue of this Transaction that is materially burdensome, other than a condition required under the terms of the Licenses and/or the organisational documents of Partner.

Business Day	means each day other than (i) Friday, Saturday or Sunday, or (ii) any other day on which commercial banks in Israel or New York are generally closed for business.

Certificated Purchased Shares
means 44,850,000 Ordinary Shares registered in the name of SBIT, together with any bonus shares ("מניות הטבה") or similar adjustments actually received by virtue of these shares between the date of this Offer Letter (inclusive of such date) and the Closing Date (exclusive of such date).

Closing	shall have the meaning assigned to such term in Section 5.1 hereof. shall have the meaning assigned to such term in Section 5.1 hereof.

Closing Date	shall have the meaning assigned to such term in Section 5.1 hereof. shall have the meaning assigned to such term in Section 5.1 hereof.

Closing Date Consideration
means the Purchase Price less the amount of cash dividends paid by virtue of the Purchased Shares that were declared and had an entitlement date ("מועד קבוע לזכאות") between the date of this Offer Letter (inclusive of such date) and the Closing Date (exclusive of such date), and if such dividend amount is in a cuחency other than US$, as converted from such cuחency to US$ in accordance with the representative rate of exchange published by the Bank of Israel two Business Days prior to the Closing Date. To the extent Partner shall distribute non-cash dividends by virtue ofthe Purchased Shares between the date of this Offer Letter (inclusive of such date) and the Closing Date (exclusive of such date), the Closing Date Consideration shall not be reduced and such non-cash dividends that were received by the Receiver shall be delivered to the Offeror at the Closing, or if received after the Closing, promptly following their receipt. Additionally, to the extent the circumstances set forth in Section 8.1(i) shall apply, the Closing Date Consideration shall be increased as set out in such section.

Control	shall have the meaning assigned to the term control ("שליטה") under the Israeli Securities Law, 1968.

Court Approval	shall have the meaning assigned to such term in Section 2.2 hereof.

Electronic Purchased Shares
means 5,012,800 Ordinary Shares registered in the name of the Mizrahi Tefahot Nominee Company Ltd. and deposited in account in the name of the Receiver at Bank Hapoalim B.M., together with any bonus shares ("מניות הטבה") or similar adjustments actually received by virtue of these shares between the date of this Offer Letter (inclusive of such date) and the Closing Date (exclusive of such date).

General Partner
Israel Lighterage and Supply Ltd. (company number 52-000562-0), whether alone or together with Zela Investments Ltd. (company number 51-475506-5), and iftogether, withjoint and several liability amongthem.

Governmental Body
means any (i) state, local, municipal, foreign, federal, provincial, intemational or multinational organization or other govemment or jurisdiction of any nature; (ii) govemmental or quasi-govemmental or administrative authority; (iii) govemmental division, office, department, ministry (including the minister), agency, commission, official, organization, unit or legislative body and any other entity entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Tax authority or power; and (iv) any authorized court or other authorized tribunal or any authorized arbitrator or arbitral body.

Group	means Partner together with Partner's subsidiaries.

ICA	means the Israel Competition Authority.

ICA Approval	means the clearance of the Transaction by the ICA.

Institutional Investor	shall mean any Person listed in the first addendum to the Israeli Securities Law, 1968.

Israeli Taxes	shall have the meaning assigned to such term in Section 5.3 hereof.

ITA	means the Israeli Tax Authority.

Licenses
means all licenses and permits granted from time to time by the MoC and/or the Minister of Communications to Partner and/or to any other member of the Group, including the general mobile telephone license granted on April 7, 1998 as amended, restated or supplemented from time to time.

MoC	means the Israeli Ministry of Communications.

MoC Approval	means the approval of the MoC and the Minister of Communications in respect of the Transaction.

NIS	shall mean New Israeli Shekels.

Offeror Group
shall mean the Offeror, the General Partner, the Offeror's limited partners and in each case any of their direct or indirect shareholders (including ultimate beneficial owners), directors, managers, officers, trustees and Affiliates.

Ordinance	means the Israeli Income Tax Ordinance (New Version) 5721-1961, and all the regulations, rules and orders and any other provisions promulgated thereunder.

Ordinary Shares	means ordinary shares par value NIS 0.01 each of Partner.

Outside Date
means the expiration of 120 days fi-om the Acceptance Date (inclusive of such date), which shall be extended: (i) by an additional 30 days upon request of the Offeror to the Receiver, if upon the expiration of the 120-day period, the ICA Approval has been received and the Offeror has declared to the Receiver that its good faith expectation is that the MoC Approval will be granted within such additional 30-day period; or (ii) by such other period as agreed to by the Parties in writing.

Parties	means the Offeror and the Receiver

Partner
means Partner Communications Company Ltd., a company incorporated and existing under the laws of the State of Israel, registered with the Israeli register of companies under company number 52-004431-4.

Partnership Agreement	shall have the meaning assigned to such term in Section 3.2 hereof.

Paying Agent	shall have the meaning assigned to such term in Section 5.3.2 hereof.

Person
means any individual, corporation, partnership, limited liability company, firm,joint venture, association,joint stock company, trust, unincorporated organization, Governmental Body or other entity of any kind.

Purchased Shares
means the Certificated Purchased Shares and the Electronic Purchased Shares, collectively. Additionally, to the extent the circumstances set forth in Section 8.l(i) shall apply, the Purchased Shares shall include additional Ordinary Shares purchased by the Receiver as set out in such section.

Regulatory Approvals	shall mean the MoC Approval and the ICA Approval.

Relationship Agreement
means the Restatement of the Relationship Agreement dated April 20, 2005 by and among the Israeli Shareholders (as defined therein) and SBIT (who joined the agreement by virtue of its Letter of Undertaking dated January 29, 2013).

SBIT	S.B. Israel Telecom Ltd., a company incorporated under the laws of the State of Israel, registered with the Israeli register of companies under company number 51-484322-6.

Special Adjustment Period	shall mean the period commencing on the date of this Offer Letter and ending 180 days after the Closing Date.

Submission Date
The earlier of: (i) the latest date required to file the applications for the Regulatory Approvals pursuant to Section 4.2.1 hereof; and (ii) the date of the actual submission of the Regulatory Approvals.

Taxes
shall include income taxes, levies, social security dues, value added tax, purchase tax, stamp tax, customs duties, import taxes, import levies and any other tax, levy, duty or impost imposed under any applicable law.

Tender Offer	shall have the meaning assigned to the tenn "tender offer" ("הצעת רכש") in the Israeli Companies Law, 1999.

Transaction	means any and all transactions contemplated by the Offer and this Offer Letter in connection with the sale by the Receiver, and the purchase by the Offeror, of the Purchased Shares.

US$	shall mean United States Dollars.

Schedule 2.1.1

To: [.] ("Offeror")

Date: [.] 2021

1.	Reference is hereby made to that certain Offer Letter dated [•], 2021 from the Offeror in favour ofthe Receiver as the offeree (the "Offer Letter").

2.	Capitalised terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Offer Letter.

3.	This is the notification referred to in Section 2.1.1 of the Offer Letter.

4.	I, Adv. Ehud Sol, in my capacity as permanent receiver over the Purchased Shares confirm the following, that:

a.	I support the Offer and will file with the Court within four Business Days of the date hereof, an application to approve the execution and performance ofthe Offer Letter by the Receiver;

b.
unless the Court instructs me otherwise (it being understood that I will advise the Court that Advent Investments Pte Ltd., as the sole secured creditor over the Purchased Shares supports the Transaction and that in light thereof I will request that the Court instructs me not to accept other proposals to acquire the Purchased Shares), I will cease any discussions or negotiations with any third party regarding the sale of the Purchased Shares and will not, and will not authorize or allow my representatives, to, directly or indirectly, solicit, initiate, encourage, respond favorably to, accept, permit or condone inquiries or proposals from, or provide any information to, any potential third party buyer of the Purchased Shares or to support any competing offer to the Offer, in each case from the date hereof and until the earlier of: (1) the date the Court Approval is obtained; and (2) the date the Offer and/or the Offer Letter expires or is terminated; and

c.
I have not employed nor made any agreement with any broker, finder or similar agent or any Person, which will result in the obligation of the Offeror to pay any finder's fee, brokerage fees or commission or similar payment in connection with the Transaction.

5.
This letter is given for the sole benefit of the Offeror. Nothing in this letter shall create or confer upon any Person, other than the Offeror, any rights, remedies, obligations or liabilities of any kind.

[signature page follows]

[signature page to the Receiver notification]

IN WITNESS WHEREOF, this notification has been executed as ofthe date set forth above by the Receiver solely in his capacity as permanent receiver over the Purchased Shares.

____________________________________________
         Adv. Ehud Sol in his capacity as permanent
               receiver over the Purchased Shares

Schedule 2.1.2

Support Letter

Date: [•], 2021

To: Adv. Ehud Sol in his capacity as pennanent receiver over the Purchased Shares ("Receiver")

1.	Reference is hereby made to that certain Offer Letter dated [•], 2021 from [•] ("Offeror") in favour of the Receiver as the offeree (the "Offer Letter").

2.	Capitalised tenns used herein and not otherwise defined shall have the meaning ascribed to such tenns in the Offer Letter.

3.	This is the support letter referred to in section 2.1.2 of the Offer Letter.

4.
In our capacity as holder of those certain NIS 1,166,100,000 Fixed Rate Secured Bullet Notes (the "Notes") of S.B. Israel Telecom Ltd., a company incorporated under the laws of the State of Israel, registered with the lsraeli register of companies under company number 51-484322-6 ("SBIT") issued to us under the Assumption Agreement dated November 30, 2012 and made between SBIT and us and after considering all sale altematives presented to us to date and subject to the tenns of this letter:

a.
we hereby provide our support to the Offer and to the sale of the Purchased Shares to the Offeror for the Purchase Price in accordance with the tenns and conditions of the Offer Letter and request that the Receiver will apply to the Court to obtain the Court Approval; and

b.	we confinn that we will not provide our support for any competing offer to the Offer.

5.
Our undertakings pursuant to paragraph 4 of this letter shall be valid and effective from the date of this letter until the earlier of: (i) the date the Court Approval is obtained and (ii) the date the Offer and/or the Offer Letter expires or is tenninated.

6.	We pennit the Receiver to attach this letter to any application made to the Court by the Receiver in respect ofthe Offer, the Offer Letter and the sale of the Purchased Shares to the Offeror.

7.
This letter is given for the sole benefit of the Receiver. Nothing in this letter shall create or confer upon any Person, other than the Receiver, any rights, remedies, obligations or liabilities of any kind. Without derogating from the generally of the above, we confinn that the Receiver may disclose this letter to the Offeror for infonnation purposes only and on a non-reliance basis.

[signature  page follows]

[signature page to Support Letter]

IN WITNESS WHEREOF, this letter has been executed as ofthe date set forth above.

Advent Investments Pte Ltd.

By: ___________________
Name:
Title:

Schedule 3.1

Tax Identification	Investor	With Avraham	Without Avraham
520023185	The Phoenix Insurance Company Ltd.	20.4%	20.4%
513026484	The Phoenix Pension and Provident Fund Ltd.	28.6%	28.6%
520024647	Clal Insurance Company Ltd. For its Nostro	0.7%	0.8%
520024647	Clal Insurance Company Ltd. For Profit Participating Policies	10.7%	13.4%
512244146	Clal Pension and Provident Funds Ltd. OBO pension and provident funds under its management	14.3%	17.8%
511789190	Atudot Pension Fund for Workers and Independent Workers Ltd.	1.5%	1.9%
512748492	M. Arkin (1999) Ltd.	13.6%	17.0%
(ID) 059777920	Avraham Gabbay	10.2%	0.0%
		-	-
	Total	100.0%	100.0%

Schedule 5.2.3

Date: [•], 2021
To: (i) S.B. Israel Telecom Ltd.; and
      (ii) The Israeli Shareholders as defined in the Relationship Agreement

Re: Letter of Undertaking

1.
Reference is made to the Restatement of the Relationship Agreement by and among certain shareholders of Partner Communications Company Ltd. ("Partner") listed therein and dated April 20, 2005, as amended  from time to time, as published  by Partner in its public report dated_____________(the "Relationship Agreement").

2.	We hereby agree and undertake from and after the date hereof, to the following:

a.	to be bound by the Relationship Agreement as if we were an original party thereto;

b.
in no way derogating from the foregoing, to maintain the "Required Founders Percentages" (as such term is defined in the Relationship Agreement and Section 22A of the license dated April 7, 1998 granted by the Minister of Communications to Partner, as amended from time to time); and

c.
that this letter of undertaking shall be deemed to join us as a party to the Relationship Agreement in place of S.B. Israel Telecom Ltd., provided that, we shall not assume or be deemed to assume any liabilities of S.B. Israel Telecom Ltd. incuחed or arising under the Relationship Agreement prior to the date hereof.

[signature page follows]

[Signature page to Letter of Undertaking]

1N WITNESS WHEREOF, this letter has been executed as ofthe date set forth above.

Sincerely,

____________[  ]1____________________

CC: Partner Communications Company Ltd.

CC: Adv. Ehud Sol in his capacity as permanent receiver over 49,862,800 ordinary shares par value NIS 0.01 each in Partner

______________________________
1 To insert signature block for Offeror

Schedule 8.2

Date: [.] 2021

To:
Partner Communications Ltd. (the "Partner")
Attn. Ms. Osnat Ronen, Chairperson of the Board

Re: Reguest to Call an Extraordinary Shareholders' Meeting ofthe Company

1.
1, being the court appointed permanent receiver over 49,862,800 ordinary shares par value NIS 0.01 each in Partner (the "Shares"), hereby request, pursuant to Article 16.2.2 of the articles of association of Partner (the "AoA") and Section 63(b)(2) of the Companies Law 5759-1999 (the "Companies Law"), that the board of directors of Partner call an extraordinary general meeting of the shareholders of Partner (the "EGM"), to discuss and vote on the following matter (which will be included in the agenda for such EGM):

a.
Pursuant to Article 23.3.3 ofthe AoA, to appoint each of [                    (ID/passport no.          ], [(ID /passport no.          ], [          (ID /passport no.          ], [          (ID /passport no.          ], [          (ID /passport no.], and [          (ID /passport no.](together: the "Candidate Directors") to serve as a member of the board of directors of Partner subject to the closing of the sale ofthe Shares to [. ][1]

2.	Please find attached a declaration signed by each of the Candidate Directors pursuant to Section 224B of the Companies Law and the AoA and a description ofhis or her experience.

3.
For the avoidance of doubt, if Partner calls any other shareholders meeting (either annual or extraordinary) prior to calling the EGM, the above matter should be included on the agenda of such meeting pursuant to Article 17.2 of the AoA and Section 66(a) of the Companies Law.

Sincerely Yours, Adv. Ehud Sol in his capacity as permanent receiver over the Shares
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1 To insert the name ofthe Offeror